CAPITALSOURCE INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
This Amended and Restated CapitalSource Inc. Deferred Compensation Plan (the “Plan”) is adopted by CapitalSource Inc., a Delaware corporation (“CapitalSource”), for the purpose of providing a deferred compensation arrangement to officers and directors of the Company who are not also employees of the Company (“non-employee directors”) and their beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future. The Plan was first effective November 26, 2003, and was subsequently amended March 11, 2004. The Plan was amended and restated January 31, 2005. This amendment and restatement of the Plan is effective July 31, 2007.
ARTICLE I: DEFINITIONS
Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:
1.1.	“Account” means the book entry account established under the Plan for each Participant (i) to which shall be credited such amounts as the Company shall determine and the Participant’s Credited Investment Return (Loss) determined under Article IV and (ii) which shall be reduced by any distributions made to a Participant.

1.2.	“Beneficiary” those persons, trusts or other entities entitled to receive Benefits which may be payable hereunder upon a Participant’s death as determined under Article VI.

1.3.	“Benefits” means the amounts credited to a Participant’s Account pursuant to such Participant’s Deferred Compensation Agreements, plus or minus all Credited Investment Return (Loss).

1.4.	“Board of Directors” or “Board” means the Board of Directors of CapitalSource Inc.

1.5.	“Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of Shares of the Company or its successor. Notwithstanding the foregoing a transaction described in clause (i) or clause (ii) of the preceding sentence shall not be a Change of Control if persons who are shareholders of the Company or its Affiliates immediately prior to the transaction continue to own 50% or more of the combined voting power of the Company or the resulting entity immediately following the transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if a “change of control” within the meaning of Section 409A of the Code (“Section 409A”) has not occurred.

1.6.	“Code” means the Internal Revenue Code of 1986, as amended, and references to particular sections of the Code are deemed to refer to such sections or any successor sections thereto.

1.7.	“Committee” means the Compensation Committee of the Board.

1.8.	“Company” means CapitalSource and any past, present or future parent corporation or subsidiary corporation of CapitalSource. For purposes of the Plan, the terms parent corporation and subsidiary corporation shall be defined as set forth in Sections 424(e) and 424(f) of the Code.

1.9.	“Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to the Participant’s Account pursuant to Article IV.

1.10.	“Deferred Compensation Agreement” means an agreement to participate and to defer compensation between a Participant and the Company in such form and consistent with terms of the Plan as the Company may prescribe from time to time.

1.11.	“Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article V.

1.12.	“Distribution Election” means the election described in Section 5.2(b).

1.13.	“Early Benefit Distribution Date” means the date in a different calendar year than the year in which the Eligible Compensation to which the Deferred Compensation Agreement relates is earned that the Participant has elected as a Distribution Date.

1.14.	“Effective Date” means November 26, 2003.

1.15.	“Eligible Compensation” means, with regard to non-employee directors of the Company, annual board or committee retainers, equity awards and, effective with regard to meeting fees earned on or after the 2004 Annual Meeting, board or committee meeting fees, and with regard to employees, annual bonuses and restricted stock unit grants.

1.16.	“Financial Hardship” means one or more of the following events:
a.	A sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant;

b.	A loss of the Participant’s property due to casualty; or

c.	Other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Company.

d.	The need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152(a) of the Code)
1.17.	“CapitalSource” means CapitalSource Inc., a Delaware corporation.

1.18.	“Participant” means a non-employee director of the Company or an officer of the Company who has been designated by the Company as eligible to participate in this Plan.

1.19.	“Plan” shall mean this CapitalSource Inc. Deferred Compensation Plan, as it may be amended from time to time.

1.20.	“Plan Year” means the calendar year or such other period of time as may be designated by the Committee.

1.21.	“Shares” means shares of common stock of CapitalSource.

1.22.	“Stock Unit” means an unfunded right to receive one share of Company common stock at a future date. Stock Units do not have voting rights.

1.23.	“Termination Event” means the Participant’s separation from service with the Company (within the meaning of Section 409A) for any reason.
ARTICLE II: ELIGIBILITY
2.1.	Eligibility. Eligibility for participation in the Plan shall be limited to non-employee directors of the Company and to officers of the Company who are selected by the Company, in its sole discretion, to participate in the Plan. No employee may be designated as eligible unless the employee belongs to “a select group of management or highly compensated employees” as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Non-employee directors and individuals who are in this select group shall be notified as to their eligibility to participate in the Plan and shall be eligible to defer Eligible Compensation in accordance with this Plan and rules established by the Committee.

2.2.	Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled thereunder have been paid in full.

2.3.	Time of Election of Deferral. (a) Except as otherwise provided in Section 2.3, an election to defer Eligible Compensation must be made before the year in which the Eligible Compensation is earned. In the case of a bonus, the election to defer must be made prior to the year in which the bonus would otherwise be paid, and except with regard to bonuses relating to 2005 performance or “performance-based bonuses,” prior to the year in which the bonus is earned. Notwithstanding the foregoing, in his or her first year of eligibility a Participant may make a deferral election within 30 days of first becoming eligible. This initial deferral may relate only to Eligible Compensation attributable to the period following the deferral election.
(i)	Special Rule for 2005 Bonuses. For bonuses earned in 2005, but paid 2006, in accordance with Notice 2005-1 elections to defer such bonuses may be made no later than March 15, 2005.

(ii)	Special Rule for Performance-bases Bonuses. If a bonus is “performance-based” within the meaning of Section 409A, an election to defer such bonus may be made no later than six months before the end of the service period to which such bonus relates.
(b)     This subsection 2.3(b) is effective only for Plan years beginning prior to January 1, 2005. In the case of director’s fees, whether payable in cash or Stock Units, deferral elections under the Plan shall relate to one-year terms (each, a “Term”) beginning with each annual meeting of shareholders of the Company (“Annual Meeting”) and ending immediately prior to the next Annual Meeting. Notwithstanding the foregoing, non-employee directors shall be eligible to make a deferral election under the Plan for fees earned by the non-employee director in 2004 for the partial year beginning on January 1, 2004 and ending immediately prior to the 2004 Annual Meeting; provided, that, such election is made prior to December 31, 2003. With respect to the Term commencing with the 2004 Annual Meeting and subsequent Terms, deferral elections shall be required to be made no later than the end of the year prior to the commencement of the Term. The foregoing election requirements shall be subject to the rule regarding first year of eligibility set forth in Section 2.3(a) above.
ARTICLE III: PARTICIPANT’S ACCOUNTS
3.1.	Establishment of Accounts. The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased

Participant which shall reflect the value of such Participant’s Benefits as adjusted from time to time to reflect Credited Investment Return (Loss). Each such Account initially shall be credited with the number of Stock Units calculated in accordance with the Deferred Compensation Agreement.

3.2.	Vesting. Accounts shall be 100% vested at all times, except that any vesting restrictions applicable to an award of Restricted Stock Units deferred under the Plan shall apply to the portion of the Participant’s Account attributable to such award until such restrictions lapse in accordance with the original terms of the award.
ARTICLE IV: CREDITED INVESTMENT RETURN (LOSS)
4.1.	Credited Investment Return (Loss). All amounts credited to an Account shall be deemed to be invested in Stock Units. Accounts shall be credited with dividend equivalents to the extent dividends are paid on Company common stock.
ARTICLE V: BENEFITS
5.1.	(a) Timing of Distribution. The vested amounts credited to a Participant’s Account shall be paid (or payment shall commence) within 60 days after the earlier of (i) the Early Benefit Distribution Date, if the Participant has made a valid election for early distribution of Benefits pursuant to Section 5.1(b), or (ii) a Termination Event.

Anything in this Plan to the contrary notwithstanding, if (A) on the date of a Termination Event for a Participant, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (B) Participant is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Participant would receive any payment that, absent the application of this Section 5.1, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after date of the Participant’s Termination Event, (2) the Participant’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the Company and all Participants that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A. To the extent such potential payments or benefits could otherwise be subject to such additional taxes, the Company and Participant shall cooperate to structure the payments with the goal of giving the Participant the economic benefits described herein in a manner that does not result in such tax being imposed.

(b) Early Benefit Distribution. A Participant may elect an Early Benefit Distribution Date. Such election shall be made on the Participant’s original Deferred Compensation Agreement. Any election of an Early Benefit Distribution Date shall be irrevocable, both as to the date of distribution and as to the amount of the distribution.

In the event a Participant has a Termination Event prior to his or her Early Benefit Distribution Date, his or her election of an Early Benefit Distribution Date shall not be given effect and distribution of the Participant’s Accounts, to the extent vested, shall be made in accordance with Section 5.1(a) without regard to the Early Benefit Distribution Date.

5.2.	(a) Method of Distribution. A Participant’s Account shall be paid in one of the following methods specified in his or her most recent valid document or agreement providing for a distribution method: (i) a single lump sum payment; or (ii) in the case of Participants who are employees of the Company, substantially equal annual installments over up to a ten year period. Accounts, adjusted for applicable investment gains and losses, shall be divided by the number of years remaining under the election to determine the amount of such annual installment. All payments from the Plan shall be in the form of CapitalSource common stock.

(b) Distribution Election for Method of Distribution. The Participant shall designate the method of distribution on the Deferred Compensation Agreement filed pursuant to the Plan and may amend any such designation by filing such amendment in such form and manner as the Company may prescribe. However, no amendment which is filed within twelve (12) full calendar months preceding the Participant’s Termination Event or Early Benefit Distribution Date, if applicable (whichever event or date gives rise to a payment of Benefits to the Participant), or that has the effect of accelerating payments, shall be given effect with respect to Benefits that become payable as of such Termination Event or Early Benefit Distribution Date, if applicable. In addition, any such amendment must delay payment (or, in the case of installments, each payment) at least five years.

(c) Death Benefits. In the event the Participant dies before his or her Benefits have been fully distributed, the Participant’s Benefits shall be paid to his or her Beneficiary in accordance with the Participant’s most recent valid Distribution Election.

(d) Non-Election. If no Distribution Election has been properly made prior to the Distribution Date, the Participant’s Benefits will be distributed in a single lump sum. In the event that a Participant files an amended Distribution Election as to the form of distribution but such amendment cannot be given effect by reason of the provisions of Section 5.2(b), distribution shall be made in accordance with the Participant’s Compensation Deferral Agreement, any valid amendment thereto, or otherwise in accordance with this Section 5.2(d).

(e) Valuation of Accounts. Participants Accounts shall be valued as of the valuation date immediately preceding the Distribution Date.

5.3.	Financial Hardship. Notwithstanding the foregoing, with the consent of the Company, a Participant who is an employee of the Company may withdraw up to one hundred percent (100%) of the vested amount credited to his or her Account to the extent such withdrawal is required to meet an unforeseeable emergency of the Participant constituting a Financial Hardship, provided that the entire amount requested by the Participant is not reasonably available from other resources of the Participant, and provided further that:

(a) The withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn from the Participant’s Account than is required to relieve the financial need, which shall include amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account other resources that are reasonably available to the Participant for this purpose.

(b) The Participant must certify such matters as the Company reasonably may require, including that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by discontinuing the Participant’s salary deferrals, if any; or (iv) by borrowing from commercial sources on reasonable commercial terms.

(c) Withdrawals for Financial Hardship will be limited to the amount reasonably necessary to satisfy the emergency need. The Company shall be entitled to impose such further or additional restrictions on a withdrawal for Financial Hardship as it deems necessary to avoid adverse tax consequences to any Participant.

5.4.	Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article V, in the event that the Participant is a “covered employee” as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Benefits were distributed in accordance with his or her Distribution Election or withdrawal request, the maximum amount which may be distributed from the Participant’s Account, in any Plan Year, shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 5.4 shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 5.4. This Section 5.4 shall not be given effect if its application would result in the imposition of the 20% penalty tax under Section 409A.

5.5.	Tax Withholding. All payments under this Article V shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto. In the event any taxes become due prior to payment, including but not limited to, taxes under Section 3121(v) of the Code, such taxes shall be the sole responsibility of the Participant.
ARTICLE VI: BENEFICIARIES
6.1.	Designation of Beneficiary. The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any Benefits due under Article V which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

6.2.	No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant’s estate.
ARTICLE VII: ADMINISTRATION OF THE PLAN
7.1.	Administration by the Company. This Plan shall be administered by the Committee. The Committee has the authority to amend the Plan and the sole discretion to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan. The Committee’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this

Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant’s Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan. The Committee may delegate its authority hereunder to one or more officers of the Company. Whenever the value of an Account is to be determined under this Plan as of a particular date, the Committee may determine such value using any method that is reasonable, in its discretion. Whenever payments are to be made under this Plan, such payments shall be made or begin within 60 days and no interest shall be paid on such amounts for any reasonable delay in making the payments.

7.3	Claims Procedures. (a) The Committee shall maintain procedures with respect to the filing of claims for benefits under the Plan. Pursuant to such procedures, any Participant or beneficiary (hereinafter called “claimant”) whose claim for benefits under the Plan is denied shall receive written notice of such denial. The notice shall set forth:
          (i)      the specific reasons for the denial of the claim;
          (ii)     a reference to the specific provisions of the Plan on which the denial is based;
          (iii)    any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary; and
          (iv)    a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following a denial on review.
Such notice shall be furnished to the claimant within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the claimant before the end of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.
(b)     Right to a Review of the Denial. Every claimant whose claim for benefits under the Plan is denied in whole or in part by the Committee shall have the right to request a review of the denial. Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial. The review shall be conducted by the Committee.
(c)      Decision of the Committee on Appeal. At any hearing of the Committee to review the denial of a claim, the claimant, in person or by duly authorized representative, shall have reasonable notice, shall have an opportunity to be present and be heard, may submit written comments, documents, records and other information relating to the claim, and may review documents, records and other information relevant to the claim under the applicable standards under ERISA. The Committee shall render its decision as soon as practicable. Ordinarily decisions shall be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or other special circumstances require additional processing time, the decision shall be rendered as soon as possible, but not later than 120 days following receipt of the request for review. If additional processing time is required, the Committee shall provide the claimant with written notice thereof, which shall indicate the special circumstances requiring the additional time and the date by which the Committee expects to render a decision. If the Committee denies the claim on review, it shall provide the claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the claimant’s right to reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the claimant’s right to bring a civil action under ERISA. The Committee’s decision shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.
ARTICLE VIII: MISCELLANEOUS
8.1.	The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan. This Plan shall not be construed to require the Company to fund, prior to payment, any of the Benefits payable under this Plan.

8.2.	If, in the Company’s opinion, a Participant or Beneficiary for any reason is unable to handle properly any property distributable to him or her under the Plan, then the Company may make such arrangements which it determines to be beneficial to such Participant or Beneficiary, to the extent such arrangements have not been made by such Participant or Beneficiary, for the distribution of such property, including (without limitation) the distribution of such property to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

8.3.	The right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

8.4.	This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.5.	Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ or service of the Company as an employee or otherwise.

8.6.	If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

8.7.	This Plan shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

8.8.	This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

8.9.	(a) This Plan may be amended or terminated by CapitalSource at any time in its sole discretion by resolution of its Board, the Committee or any other committee to which its Board has delegated such authority to amend; provided, however, that no amendment may be made which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Account on the date of such amendment. If the Plan is terminated, Compensation shall prospectively cease to be deferred as of the date of the termination. Each Participant will be paid the value of his or her Account at the time and in the manner provided for in Article V; provided, that if such payment would result in the imposition of the 20% penalty tax under Section 409A, payment will instead be made in accordance with Section 5.1 and Section 5.2.

(b)	Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, upon the consummation of a Change of Control, each Participant’s Account shall be distributed to him or her in a lump sum distribution within 15 days following the consummation of such Change in Control, or, in the event there is a trust in effect with respect to the Plan, in accordance with the terms of the trust.
*          *          *
     To record the adoption of the Plan as amended and restated, the Company has caused its authorized officer to execute the same this 31st day of July, 2007.

CAPITALSOURCE INC.
By:	/s/ Steven A. Museles

As its:	Chief Legal Officer